     Exhibit 10.14

CONFIDENTIAL

THE MIDDLEBY CORPORATION
SEVERANCE AGREEMENT

The Middleby Corporation (“Middleby”) and Selim A. Bassoul (“Employee”) enter into this severance agreement on this 16th day of May 2001. In recognition of the Employee’s past and continued service to The Middleby Corporation, Middleby agrees to provide the Employee with two years of base salary severance and two years of normal employer provided health insurance in the event of the Employee’s involuntary termination of employment from Middleby for any reason other than Cause. Cause shall mean personal dishonesty, gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, substance abuse, or commission of a felony.

This two-year base salary severance and health insurance guarantee to the Employee will also be in effect in the event of a Change in Control of Middleby and shall be considered a liability of the successor owner of Middleby. In the event of a Change in Control of Middleby, Employee shall have the right at any time within the six-month period immediately following the Change in Control to terminate his employment by providing written notice to Middleby or its Successor. Upon providing such notice of termination Employee shall be entitled to receive two years of base salary severance and two years of normal employer provided health insurance. For purposes of this agreement a Change in Control shall mean any 25 percentage point increase in the percentage of outstanding voting securities of The Middleby Corporation hereafter held by any person or group of persons who agree to act together for the purpose of acquiring, holding, voting, or disposing of such voting securities as compared to the percentage of outstanding voting securities of The Middleby Corporation held by such person or group of persons on the date hereof.

Example: On May 16, 2001 individual A owns 2.42% of the total outstanding voting securities of The Middleby Corporation. Thereafter, individual A commences a series of open market and private purchases, and on September 16, 2001 for the first time his holdings exceed 27.42% of the outstanding voting securities of The Middleby Corporation. A Change of Control occurs on September 16, 2001.

This agreement expires three years from the date first above written.

Agreed: /s/ Selim A. Bassoul
Selim A. Bassoul, President and CEO

For Middleby: /s/ Willian F. Whitman, Jr.
Willian F. Whitman, Jr., Chairman